Exhibit 10.2

CERIDIAN HCM HOLDING INC.

Second Amended and Restated Director Compensation Program

Director Annual Retention Fee.

Each of our non-employee directors (a “Non-Employee Director”) will receive an annual retention fee of $300,000 to be paid following our annual stockholders meeting. The annual retention fee is comprised of restricted stock units valued at $250,000 and $50,000 in cash. The Non-Employee Director may also elect to be paid the $50,000 cash retainer in whole or in part in the form of additional restricted stock units. Any cash retention fees will be paid in quarterly installments. The annual equity awards will vest quarterly (i.e., twenty-five percent (25%) will vest every three months).

Board Committee Chair Fees.

A Non-Employee Director who is (i) the chair of the Acquisition and Finance Committee receives an additional annual cash fee of $7,500, (ii) the chair of the Audit Committee receives an additional annual cash fee of $20,000, (iii) the chair of the Compensation Committee receives an additional annual cash fee of $12,500, and (iv) the chair of the Corporate Governance and Nominating Committee receives an additional annual cash fee of $7,500. The Non-Employee Director may also elect to be paid in whole or in part in the form of additional restricted stock units. Such cash Chair Fees will be paid in quarterly installments.

Lead Director Fee.

The Independent Director who serves as lead, independent director (“Lead Director”) receives an additional annual cash fee of $50,000. The Lead Director may also elect to be paid in whole or in part in the form of additional restricted stock units. Such cash Lead Director fees will be paid in quarterly installments.

Reimbursement of Expenses.

Our Non-Employee Directors will be reimbursed for approved director education courses. Directors will also be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board of Directors and Board committee meetings and other Board-related activities.

One Time Equity Award.

A Non-Employee Director will also receive a one-time restricted stock unit award with a value of $200,000 which shall vest annually over three years from the date of grant following the Non-Employee Director’s initial appointment to the Board of Directors of the Company.

*All amounts are reflected in USD